Exhibit 5.1

Mayer Brown LLP

700 Louisiana Street

Suite 3400

Houston, Texas 77002-2730

Main Tel +1 713 238 3000

Main Fax +1 713 238 4888

www.mayerbrown.com

April 2, 2015

Emerald Oil, Inc.

1600 Broadway, Suite 1360

Denver, CO 80202

Ladies and Gentlemen:

We have acted as special counsel to Emerald Oil, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed offering and sale from time to time by the Company of its common stock, par value $0.001 per share (the “Common Stock”) having an aggregate offering price of up to $100,000,000 (the “Shares”), on terms to be determined at the time of the offering thereof, pursuant to a registration statement on Form S-3 (Registration No. 333-192251), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). A prospectus supplement dated April 2, 2015, which together with the prospectus filed with the Registration Statement constitute the “Prospectus,” will be filed with the Commission on or about April 2, 2015 pursuant to Rule 424(b) promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the Certificate of Incorporation of the Company, as amended through the date hereof, (iv) the Amended and Restated By-Laws of the Company, as amended through the date hereof, (v) the At-The-Market Issuance Sales Agreements, each dated April 2, 2015, by and between the Company and each of MLV & Co. LLC and USCA Securities LLC (collectively, the “Sales Agreements”), (vi) the resolutions of the board of directors of the Company with respect to the authorization of the issuance and sale of the Shares and related matters, (vii) the specimen of the certificate of Common Stock and (viii) such other certificates, statutes and instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have also assumed that the Shares have been and will be issued and sold in the manner stated in the Prospectus and the Sales Agreements. We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares, and, for the purposes of this opinion letter, we have assumed that any future, similar or other required proceedings will be timely completed in the manner presently contemplated.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown llp

Emerald Oil, Inc.

April 2, 2015

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when the Shares have been issued and sold by the Company against payment therefor in accordance with the terms and conditions of the Sales Agreements, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to matters governed by the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution).

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Respectfully submitted,